Exhibit 99.2

VERTRO, INC.
Q1 2012 Earnings Call Script

Alan Sheinwald

Alan Sheinwald

Thank you and good afternoon everyone. Welcome to Inuvo’s first quarter 2012 financial results conference call. Joining me on the call today are President and CEO Peter Corrao, Wally Ruiz, CFO and Rob Roe, Senior Vice President and General Manager.

I’d like to remind everyone that today’s comments include forward-looking statements.  These statements are subject to risks and uncertainties that may cause actual results and events to differ materially from those expressed in the forward-looking statements.  These risks and uncertainties will be outlined at the end of this conference call, and are also detailed in our filings with the SEC. Before handing the call over to Peter, let me review how we measure our financial performance. In addition to the standard GAAP measurements, we utilize certain profitability based metrics to evaluate our period-to-period and year-over-year performance.

They are:

EBITDA, (earnings from continuing operations before interest, income taxes, depreciation and amortization),

Adjusted EBITDA, (EBITDA as adjusted for non-cash compensation expense and non-recurring items),

Adjusted income/loss, and

Adjusted income/loss per share.

A description of our reasons for utilizing these measures, as well as our definition of them and their reconciliation to the corresponding GAAP measurements can be found in the earnings release we issued today.

To comply with the SEC’s guidance on “fair and open disclosure,” we have made this conference call publicly available via audio webcast through the investor relations section of our website at www.inuvo.com, and a replay of this conference call will be available for 90 days. I’d now like to turn the call over to President and CEO, Peter Corrao. Peter?

 PETER CORRAO

Thanks Alan and good afternoon everyone; thank you for joining us.
The past few months have been a very busy time at Inuvo.  We achieved much in the first quarter, including our first month of combined operations and have seen improvements in most of our business segments. Much of our focus at Inuvo has been on integrating the operations of the two companies. Now that the integration is fully underway, our next focus is assimilating our products and setting the stage for the growth in the future.

We have expanded our product portfolio and can now access a more diverse set of strategic partnerships.  We plan to further develop these relationships in order to realize the greatest return on a product specific basis. By integrating and modifying our existing portfolio, we plan to deliver the most viable products into the rapidly growing mobile and tablet market place, as well as enhancing our current delivery into traditional platforms.  We also plan to expand geographically into countries not currently served. We already have begun our geographic expansion and currently serve twenty-four countries and offer our products in seven different languages. Recent additions are Italy, Turkey and Russia.

At this point I would like to remind everyone that the Company’s consolidated financial statements as of March 31, 2012 include only one month of operations and financial results of our Vertro subsidiary as well as closing costs of the merger between Inuvo and Vertro. Revenue for the quarter was $8.8 million, with $4.4 million of that amount from our first month of combined operations. I am also pleased to announce a positive adjusted EBITDA of $212,000 for the first Quarter. Since only one of the three months in the first quarter included results from combined operations, and as the Company incurred cost related to the closing of the merger, we do not believe that these results will be indicative of the Company’s operations going forward.

With that said, let me now walk you through Inuvo’s current operational structure and where and how we plan to grow the company in the future.

Inuvo currently operates along three distinctive business lines, Software Search, Publisher Network, and Partner Programs.

Our first and strongest business segment, Software Search, includes our ALOT Homepage and Appbar products. Using our specialized direct marketing programs, we strive to continuously increase our user base and increase our monetization per user.  The Appbar, Homepage, and free Apps developed by Inuvo are designed to increase the usability of the Internet while allowing us to attract new users to our products and increase our user retention. Growth in our Software Search segment remains strong, and we anticipate increasing to approximately 10 million live users by year-end from our current 7.4 million live users as we expand internationally and continue to improve upon our direct marketing campaigns domestically and abroad.

In our second business segment, the Publisher Network, we facilitate performance based advertising between third-party publishers and advertisers through our partnership with Yahoo!. Additionally, our Publisher Network includes our owned and operated websites that we monetize with our partners.  Our Publisher Networks results  are down on a year over year and quarter over quarter basis, due to a decrease in the number of transactions driven through our network, both from third-party publishers and our owned and operated websites.  The decrease in transactions running through our network is due primarily to traffic irregularities identified by Yahoo! that caused Yahoo! to make advertiser refunds that resulted in a charge back to Inuvo of approximately $238,000 in Q1 2012.  This amount was a reduction of our revenue and most of it has been charged back to our vendors. Further, we have seen less traffic coming through specific partners.  The revenue in this segment has been volatile and we expect the negative volatility to continue in the near future.

We are currently targeting new publishers for our Publisher Network to add additional high quality traffic to the network.  Our new target publishers are smaller publishers than the Company has targeted in the past and we believe the Company has a unique selling proposition to help those smaller publishers  increase their monetization opportunities.  For our owned and operated business, we are slowly testing and re-launching campaigns that we use to drive traffic to our websites that received charge-backs.  Importantly, we have switched management of these campaigns primarily from third-party vendors to our in-house media buying team.

Partner Programs, our third business segment, includes display advertising, retail affiliate programs, BargainMatch and Kowabunga properties. We anticipate these products will experience rapid growth going forward as we introduce them to a broader user base.  As and example, BargainMatch, our customer loyalty, comparison-shopping, and cash back program, has seen dramatic positive results and financial growth since the merger. This product is a part of the Alot app bar and as well as a standalone website.  Kowabunga, our locally focused 'deal of the day' marketing initiative, is scheduled to launch May 21 in 10  small markets in North and South Carolina.  We have high hopes for growth in this initiative and we look forward to reporting our progress in the future.  Display revenue continues its march to higher highs each and every month. The keys to our success, and what will be our model going forward with these initiatives, is our strong and growing ALOT user base, our ability to acquire consumers to all of our properties through our internal resources and our significant knowledge of consumer tendencies that enable us to leverage this data for improved monetization across our business lines.

The Company has rapidly and successfully adapted in this period of transition.  We are dedicated to continuing our cost savings and product synergy initiatives, and plan to introduce a number of new products and services to our users in the near future. Our combined development teams are working closely together to offer the most attractive products to the consumer, whether it is an individual, publisher or advertiser. We are confident we can offer solutions that are user both friendly and simple to use, without heavy investment. We expect our new products and our enhanced existing products to retain and attract users and other constituents.

As we shift into Q2, our first full quarter as the newly merged Inuvo, we anticipate growth in our Software Search and Partner Programs segments but expect continued volatility in our Publisher Network.  We anticipate that any further volatility in our Publisher Network will come from decreased transactions in the network from our lower margin third-party network partners.  Consequently, while we believe there is revenue risk in the Publisher Network, we believe the margin risk is lower.

With these new initiatives we expect to be cash flow positive by the end of 2012, excluding one-time costs. We expect these initiatives can be funded internally and through our recently secured credit facility with Bridge Bank for up to $15 million.

With that said, let me hand the call over to Wally to discuss our financial results. Wally?

Wally Ruiz

Thank you, Peter.  Good afternoon everyone.  Thank you for joining us today.  My comments will be in regard to the financial results for the first quarter of 2012.

As mentioned, the first quarter was unusual as it had a number of “one-time’ financial entries associated with our merger with Vertro on March 1st. For example,

●	only one of the three months of the quarter, March had combined operations of both companies,
●	the quarter saw charges to operations for the cost of closing the merger, and
●	the ending balance sheet included the purchase accounting entries to record the assets and liabilities acquired in the merger.

Also of note is the fact the new combined companies called for a new organizational structure, more streamlined than the former organizations of either company prior to the merger. As described by Peter, we organized around 3 business segments, Software Search, Publisher Network and Partner Programs.

Inuvo today reported net revenue of $8.8 million in the first quarter of 2012; $2.2 million higher than the immediate preceding quarter and $3 million lower than the same quarter last year. In the current quarter, the Publisher Network segment contributed $5.6 million or 64% of the total revenue, Software Search contributed $1.8 Million or 20% of the total revenue and Partner Programs contributed $1.4 million or 16% of the current quarter’s total revenue. On a go forward basis we expect the revenue to be allocated approximately as 50% Software Search and 25% each for Publisher Network and Partner Programs.

The Publisher Network segment reported $4.2 million lower revenue compared to the first quarter of last year. This segment is comprised of the Inuvo platform which allows web publishers operating search-related sites to have pay-per-click sponsored ads on their site. This segment also operates our owned and operated search-related sites that monetize on pay-per-click sponsored ads. This segment has experienced a decline in revenues since Yahoo gave us notice in December that it had detected traffic irregularities across its publisher network. Though the irregular traffic did not originate with Inuvo, we are a partner to the Yahoo publisher network. As a result of this traffic, Yahoo! made refunds to its advertisers which were partially charged back to us. In the first quarter of 2012, those charge backs amounted to $238,000 which was a reduction to our revenue and partially a reduction of cost of revenue as we in turn charged back our publishers.

The Software Search segment reported revenue of $1.8 million in the first quarter of this year. This revenue stream is entirely the March search revenue from the Alot AppBar and homepage businesses which we acquired from Vertro.

The Partner Programs segment contributed $1.4 million, $600,000 lower than the same quarter last year mainly as a result of terminating the telemarketing operations last June, partially offset by revenue generated from Display Advertising and BargainMatch.

For the three months ended March 31st 2012, the Company’s gross profit was $3.4 million and its Gross Margin was 39 percent.  That compares to $5.4 million or 42 percent for the same period last year.  .  The lower gross profit is due primarily to the Publisher Network segment, where revenue declined 43% and cost of revenue declined only 24%. The gross margin of the Software Search segment was 82% and the Partner Programs was 52%.

Our company-wide operating expenses decreased by $1.5 million or 22% to $5.1 million for the quarter ending March 31st 2012. Search costs were lower by $650,000 due to the lower volume in the Publisher Network segment, though partially offset by the search costs required to operate the Software Search segment for one month. Compensation and Telemarketing expense were lower by $1.4 million due to the termination of the outsourced telemarketing agreement in June 2011 and somewhat lower compensation expense. SG&A expense is $550,000 higher in the current quarter compared to the same quarter last year due primarily to $436,000 of costs to close the merger.

The net loss reported of $1.9 million was $481 thousand greater than the same quarter last year. The last year quarter included a $118,000 one-time net charge to settle legal disputes and this year’s quarter contains $436,000 of closing costs associated with the March merger.

 The adjusted EBITDA for the three months ended March 31st, 2012 was $212 thousand.  This compares to an adjusted EBITDA for the first quarter last year of $201 thousand.

Turning to the balance sheet, the cash balance at the end of March was $3.5 million. Restricted cash balances were $475,000 at the end of the quarter and are composed mostly of a deposit held by our bank to secure a letter of credit required by a lease.
Effective with the merger, March 1st we commenced a new financing agreement with our bank which includes up to a $10 million line of credit and a $5 million term loan. The agreement has a term of 2 years for the revolving credit line and 4 years for the term note. In March we drew down the $5 million term note to pay the closing costs of the merger and outstanding vendor payables.

The larger changes in the balance sheet are a result of the merger in March. The consideration given for all the outstanding shares of Vertro was $11.4 million of Inuvo stock. Inuvo purchased or absorbed $3.1 million of cash; $2.6 million in current assets, mostly receivables; $2.3 in non-current assets, mostly P,P&E; $11.8 million in Intangible assets, mostly customer lists and trade names; and we absorbed $4.8 million in liabilities. The resultant transaction left $4.3 million in additional goodwill.

With that, I’m going to hand the call back to the operator for any questions. Operator?

Q&A SESSION

_________________________________________________________________________
Alan Sheinwald

This conference call contained certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to: the strategy, markets, synergies, costs, efficiencies, and other anticipated financial impacts of the proposed transaction; the combined company’s plans, objectives, expectations, intentions with respect to future operations, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional key risks are described in the filings made by Inuvo with the U.S. Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011.

That concludes our call today; thank you for listening.